Exhibit 8.1

List of Significant Subsidiaries of United Microelectronics Corporation

Company	Jurisdiction of Incorporation	Percentage of Ownership as of December 31, 2014
UMC Group (USA)	U.S.A.	100.00%
United Microelectronics (Europe) B.V.	The Netherlands	100.00%
UMC Capital Corp.	Cayman Islands	100.00%
TLC Capital Co., Ltd.	Taiwan, R.O.C.	100.00%
UMC New Business Investment Corp.	Taiwan, R.O.C.	100.00%
Green Earth Limited	Samoa	100.00%
Fortune Venture Capital Corp.	Taiwan, R.O.C.	100.00%
UMC Investment (Samoa) Limited	Samoa	100.00%
Unitruth Investment Corp.	Taiwan, R.O.C.	100.00%
UMC Capital (USA)	U.S.A.	100.00%
ECP VITA PTE. LTD.	Singapore	100.00%
Soaring Capital Corp.	Samoa	100.00%
Unitruth Advisor (Shanghai) Co., Ltd.	China	100.00%
Tera Energy Development Co., Ltd.	Taiwan, R.O.C.	100.00%
Nexpower Technology Corp.	Taiwan, R.O.C.	58.27%
Wavetek Microelectronics Corporation	Taiwan, R.O.C.	81.53%
Everrich Energy Investment (HK) Limited	China	100.00%
Everrich (Shandong) Energy Co., Ltd.	China	100.00%
Unistars Corp.	Taiwan, R.O.C.	78.72%
Topcell Solar International Co., Ltd.	Taiwan, R.O.C.	91.82%
Smart Energy Enterprises Limited	China	100.00%
NPT Holding Limited	Samoa	58.27%
NLL Holding Limited	Samoa	58.27%
SocialNex Italia 1 S.R.L.	Italy	58.27%
Tera Energy USA Inc.	U.S.A.	100.00%
UMC (Beijing) Limited	China	100.00%
Wavetek Microelectronics Investment (Samoa) Limited	Samoa	81.53%
Wavetek Microelectronics Corporation (USA)	U.S.A.	81.53%
Best Elite International Limited	British Virgin Islands	86.88%
Infoshine Technology Limited	British Virgin Islands	86.88%
Oakwood Associates Limited	British Virgin Islands	86.88%
Hejian Technology (Suzhou) Co., Ltd.	China	86.88%
UnitedDS Semiconductor (Shandong) Co., Ltd.	China	86.88%
UMC Group JAPAN	Japan	100.00%
UMC Korea Co., Ltd.	Korea	100.00%
Omni Global Limited	Samoa	100.00%
United Microtechnology Corporation (California)	U.S.A.	100.00%
United Microtechnology Corporation (New York)	U.S.A.	100.00%